UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SPECTRUM CONTROL, INC.

(Name of Registrant as Specified in Its Charter)

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SPECTRUM CONTROL, INC.

8031 Avonia Road

Fairview, Pennsylvania 16415

NOTICE OF ANNUAL SHAREHOLDERS MEETING

APRIL 4, 2011

SPECTRUM CONTROL, INC.

To the Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Spectrum Control, Inc. will be held at the Bel-Aire Clarion Hotel & Conference Center, 2800 West Eighth Street, Erie, Pennsylvania 16505, on Monday, April 4, 2011, at 9:00 a.m., prevailing time, for the following purposes:

1.	To elect two Directors (each to hold office for a term of three years).

2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company.

3.	To approve an amendment to the Company’s 1996 Non-Employee Directors’ Stock Option Plan.

4.	To hold an advisory (non-binding) vote on executive compensation as disclosed in these materials.

5.	To hold an advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one, two or three years.

6.	To transact such other business as may come before the Meeting or any adjournment thereof.

Accompanying this Notice is a Form of Proxy and Proxy Statement.

Shareholders of the Company of record at the close of business on February 18, 2011 are entitled to notice and the right to vote at the Annual Meeting. Each holder of shares of Common Stock is entitled to one (1) vote per share.

Your vote is very important and we hope that you will attend the Meeting. However, whether or not you plan to attend the Meeting, please vote by proxy in accordance with the instructions on your proxy card, on your voting instruction form (from your bank or broker), or that you received through electronic mail. There are three convenient ways of submitting your vote:

•

Voting by telephone – You can vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

•

Voting by the Internet – You can also vote via the Internet by visiting the web site noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	Voting by mail – If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

If you vote by telephone or Internet, you do not need to return your proxy card. Signing and returning the proxy card or submitting your proxy via Internet or by telephone does not affect your right to vote in person if you attend the Meeting and your shares are registered in your name. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

By Order of the Board of Directors

/s/ James F. Toohey

JAMES F. TOOHEY, Secretary

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD MONDAY, APRIL 4, 2011

Solicitation of Proxy

This Proxy Statement and the accompanying form of proxy will be mailed to all Shareholders of Spectrum Control, Inc., 8031 Avonia Road, Fairview, Pennsylvania 16415 (“Spectrum”, “the Corporation” or “the Company”) by March 4, 2011, and is furnished in connection with the Directors’ solicitation of proxies for the Annual Meeting of Shareholders to be held on Monday, April 4, 2011 at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Only holders of Common Stock of record at the close of business on February 18, 2011, will be entitled to vote. On that date, there were 13,123,678 shares of Common Stock outstanding.

Each share of Common Stock entitles the holder thereof to one (1) vote. With respect to the election of Directors, Shareholders have the right to vote cumulatively. This means that each Shareholder may multiply the number of shares he or she owns by the number of Directors to be elected and distribute this number among any number or all of the candidates in any manner he or she desires. Cumulative voting enables Shareholders to concentrate the voting of their shares in favor of the election of a lesser number of nominees than the total number of Directors being voted upon; persons holding less than a majority of shares voting may thereby be able to elect one or more Directors.

Revocation of Proxy

The giving of a proxy does not preclude the right to vote in person should the person giving the proxy desire, and the person giving the proxy has the power to revoke the proxy at any time before it has been exercised. This right of revocation is not limited nor is it subject to any formal procedure.

Proxy Solicitation Cost

The cost of soliciting proxies in the accompanying form will be borne by the Company. The officers, directors and employees of the Company, without additional compensation, may solicit proxies by mail, facsimile, telephone or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of its Common Stock.

Annual Report

The Annual Report of the Company for the year ended November 30, 2010, is being mailed to Shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy soliciting materials.

Corporate Governance

The Bylaws of the Corporation, as amended, provide that the business shall be managed by a Board of Directors, which shall consist of not less than six (6) and no more than eleven (11) in number, who need not be residents of Pennsylvania or shareholders of the Corporation. The term of office of each Director, upon election of the Board of Directors and approval of the shareholders, may expire at the first, second or third annual meeting of the shareholders after his or her election. The Company presently has eight (8) Directors and, after this Annual Meeting, the Company expects to have seven (7) Directors. With the exception of Mr. Freeman and Mr. Southworth, who are employed as officers of the Company, all other Directors meet the definition of independence as defined in Rule 4200 of the NASDAQ Stock Market, Inc. rules of corporate governance. In making this determination, the Board of Directors considered the payments made by the Company to the law firm in which Mr. Toohey is a partner and which are disclosed under “Certain Relationships and Related Transactions” in this Proxy Statement.

During the past fiscal year, the Board of Directors met seven (7) times. All Directors attended more than 85% of the Board of Directors and Committee Meetings they were scheduled to attend. The Board encourages, but does not require, Directors to attend the Annual Shareholders Meeting. At last year’s meeting, a majority of Directors were present.

Because of the multitude of matters requiring Board consideration, the Board of Directors has established a number of standing committees to devote attention to specific subjects, as further described below.

Committees of the Board

Audit Committee: The primary function of the Audit Committee is to monitor the quality and integrity of the Company’s accounting, auditing, and financial reporting practices. As part of this function, the Committee reviews the proposed scope and results of the external audit, as well as the scope, adequacy and results of the Company’s control procedures over financial reporting. The Audit Committee also recommends to the Board the engagement of independent registered public accountants to audit the financial statements of the Company, and negotiates the fee to be paid by the Company to the Auditors for audit and non-audit services. The current members of the Audit Committee are: George J. Behringer, Chairman; Bernard C. Bailey; and Gerald A. Ryan. It met six (6) times in 2010.

Compensation Committee: The Compensation Committee reviews and makes recommendations to the Board on salary, incentive compensation practices and benefit programs for the compensation of the Chief Executive Officer and other key executives; recommends to the Board the amount and method of compensation of Board members; and reviews annually the operation and performance of incentive compensation plans that apply to the Chief Executive Officer and other key executives of the Company. The current members of this Committee are J. Thomas Gruenwald, Chairman; Bernard C. Bailey; Gerald A. Ryan; and James F. Toohey. It met seven (7) times in 2010.

Nominating and Corporate Governance Committee: This Committee has the responsibility for recommending to the Board of Directors nominees for election as Director, strengthening the Board’s oversight of management, and monitoring compliance with the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee also has the responsibility for providing the evaluation of director performance, bringing to the Board recommendations for the membership of the Committees of the Board, and recommending to the Board a successor to the Chief Executive Officer when a vacancy occurs through retirement or otherwise. The Committee will consider Board nominees recommended by management or shareholders, and such recommendations, together with appropriate biographical information, may be delivered in writing to the attention of the Nominating and Corporate Governance Committee Chairman at the Company’s principal executive offices. The Committees’ Director Nominating Process and Policy, along with Director Qualification and Criteria, are available on the Company’s website (www.spectrumcontrol.com). The Committee strives to compose the Board of Directors with a collection of individuals who bring a variety of complementary skills which, as a group, will possess the appropriate skills and experience to oversee the Company’s business. Accordingly, although diversity may be a consideration in the Committee’s process, the Committee and the Board of Directors do not have a formal policy with regard to the consideration of diversity in identifying director nominees. The current members of this Committee are James F. Toohey, Chairman; J. Thomas Gruenwald; Charles S. Mahan, Jr.; and Gerald A. Ryan. It met three (3) times in 2010.

Board’s Role in the Oversight of Risk Management

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic review of risk management, in addition to its other duties. In this role, the Audit Committee receives reports from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through Audit Committee reports to the Board and summary versions of the briefings provided by management and advisors to the Committee.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Governance Documents

The Company’s business is operated by the guiding principles of honesty and integrity. Spectrum’s Code of Ethics and Business Conduct (the “Code of Ethics”) establishes ethical policies by which the Board, officers and every employee conducts the daily operation of the Company. The Code of Ethics is reviewed with every Company employee to help ensure that all employees remain dedicated to Spectrum’s founding principles of honesty and integrity. The Board’s Nominating and Corporate Governance Committee reviews corporate governance developments and recommends modifications to the Company’s Code of Ethics and various committee charters as appropriate.

Charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, along with the Company’s Code of Ethics, may be viewed by shareholders on the Company’s website (www.spectrumcontrol.com).

Election of Directors

The Company presently has eight (8) Directors. Mr. Bailey is not seeking re-election to the Board and, accordingly, his term will expire at this Annual Meeting. Thereafter, the Company will have seven (7) Directors. The Board of Directors recommends the election of the two nominees listed below.

Name	Age	First Elected Director	Term	Term to End

George J. Behringer	67	2008	3 yrs.	2014

John P. Freeman	56	1991	3 yrs.	2014

The nominees receiving a plurality of the votes represented in person or by proxy at the Annual Meeting will be elected Directors. The shares represented by all proxies in proper form which are received by the Board prior to the election of directors at the Meeting will be voted “FOR” the nominees, unless authority is withheld in the space provided on the enclosed proxy or other appropriate voting method (telephone or Internet). Abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary authority to vote on the proposal and has not received voting instructions from the beneficial owner) have no effect on the election of Directors. In the event any nominee declines or is unable to serve, it is intended that the shares represented by such proxies will be voted for a successor nominee designated by the Board (or if no other person is so designated, for the remaining nominees). All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.

The terms of the following five (5) Directors extend beyond the time of this meeting:

Name	Age	First Elected Director	Term	Term to End

J. Thomas Gruenwald	63	2000	3 yrs.	2012
Gerald A. Ryan	75	1968	3 yrs.	2012
Charles S. Mahan, Jr.	64	2010	3 yrs.	2013
Richard A. Southworth	68	1998	3 yrs.	2013
James F. Toohey	76	1968	3 yrs.	2013

Directors of the Company

Bernard C. Bailey’s career spans over two decades of management experience in high technology and security industries, including President and CEO of L-1 Identity Solutions (NYSE: ID, formerly Viisage Technology Inc.) and COO of Art Technology Group (NASDAQ: ARTG), as well as executive positions with the IBM Corporation. Mr. Bailey is presently founder, President and CEO of Paraquis Solutions, LLC, a strategy and organizational consulting firm focused on large and mid-size companies. He also serves as Chairman of the Board of Lasercard Corporation (NASDAQ: LCRD), and director for Telos Corporation (OTC PK: TLSRP). Mr. Bailey served on active duty for eight years as an officer in the US Navy, eventually retiring as a Captain from the US Naval Reserve. Mr. Bailey’s educational background includes an undergraduate degree from the United States Naval Academy, a Masters Degree in Engineering from the University of California - Berkeley, a Masters Degree in Systems Management from the University of Southern California and an MBA in Finance from George Washington University. Mr. Bailey was first elected as a Director of the Company in 2008. Mr. Bailey’s term as a Director will expire at this Annual Meeting.

George J. Behringer is a graduate of Gannon University with a BS degree in Accounting and was a Certified Public Accountant from 1968 to 2002. From 1988 to 1998, Mr. Behringer was the Managing Partner of PricewaterhouseCoopers Nebraska practice. Starting in 1998 until his retirement in 2002, Mr. Behringer lived in Riyadh, Saudi Arabia and was a partner with PricewaterhouseCoopers Middle East practice, where he was the region’s Risk Management Partner and Quality Review Partner. Mr. Behringer is currently a member of the Board of Directors of First National of Nebraska, Inc. and Chairman of the Audit Committee. In addition, Mr. Behringer also currently serves as an Honorary Consul General of Japan. From 2004 to 2007, Mr. Behringer was a member of the Board of Directors of America First Apartment Investors, Inc. and served as Chairperson of the Audit Committee and member of the Compensation Committee. Mr. Behringer was first elected as a Director of the Company in 2008. The Company believes that Mr. Behringer’s financial and accounting expertise, along with his wide range of business experience from practicing public accounting with a Big Four firm for more than 30 years, give him the qualifications and skills to serve as a Director.

John P. Freeman is a graduate of Gannon University in Accounting and is a Certified Public Accountant and Certified Management Accountant. He joined the Company in 1988 as Controller. Prior to that time, he was a principal in a public accounting firm. In 1990, he was named Vice President and Chief Financial Officer. In December of 2000, he was named Senior Vice President. Mr. Freeman was first elected as a Director of the Company in 1991. The Company believes that Mr. Freeman’s financial and accounting expertise, combined with over 20 years of Company and industry experience, give him the qualifications and skills to serve as a Director.

J. Thomas Gruenwald’s career spans over two decades of technical and executive leadership in varied and significant roles. These include serving as Executive Vice President of Corporate Strategy and Chief Technology Officer of Tellabs, Inc. Additionally, during his sixteen-year tenure with Tellabs, Mr. Gruenwald held various other C-level executive positions including executive vice president of broadband networking products, and senior vice president of operations for Tellabs International where he was responsible for Tellabs’ international product-strategy, product marketing, and research and development. In addition, he served as senior vice president of the Tellabs Broadband Access Group and vice president of strategic resources where he led Tellabs’ human resources and global information systems. Mr. Gruenwald is presently Managing Director of The Global Sentry Group, LLC, a strategic advisory and turnaround firm advising small and mid-sized corporations. Mr. Gruenwald has also served as President and CEO of UNI Quality, Inc., a professional services firm, and held several executive and technical positions with AT&T. He served for ten years as director and Chairman of Edward Hospital in suburban Chicago, director of Illinois Institute of Technology, and on the Board of Advisors to the engineering college of Iowa State University. He was appointed a Director of the Company in June of 1999. The Company believes that Mr. Gruenwald’s business and technological expertise, along with an extensive career in the worldwide communications equipment industry, give him the qualifications and skills to serve as a Director.

Charles S. Mahan, Jr. had a distinguished 35 year military career, with his final assignment as Chief of Logistics for the US Army. His previous assignments included commands as a Major General (21st Theater Support Command, the largest operational logistics command in the Army, in Kaiserslautern, Germany); Brigadier General (13th Corps Support Command at Fort Hood, Texas); Colonel (7th Corps Support Group in Crailsheim, Germany; Kuwait; and Iraq during Desert Shield/Storm); and Lieutenant Colonel (553rd S&S Battalion at Fort Hood, Texas). Since Mr. Mahan’s retirement from the Army in 2003, he has held executive leadership positions with The Home Depot, SAP Americas, Horne International, and DynCorp International. He currently serves on the Board of Directors of Telos Corporation (OTC PK: TLSRP); the National Defense Industrial Association; the International Society of Logistics, and is a member of the National Board of Trustees for the Fisher House Foundation. Mr. Mahan is also a Director of O’Neil & Associates, a privately held company specializing in technical documentation for the Department of Defense and their prime contractors. He received his undergraduate degree in engineering from the US Military Academy, and an MBA from the University of Miami. He was appointed to the Board of Directors in April of 2009. The Company believes that Mr. Mahan’s knowledge of and experience in organizational leadership, strategic planning, operational execution, and the military/defense industry, gives him the qualifications and skills to serve as a Director.

Gerald A. Ryan is a graduate of the Massachusetts Institute of Technology and has been a Director of the Company since its inception and Chairman since 1991. Mr. Ryan serves as Chairman of the Board of Automated Industrial Systems, Inc. Previously, he served as Director/Chairman Emeritus of Rent-Way, Inc. a company formerly listed on the New York Stock Exchange in the rental-purchase business. Mr. Ryan also currently serves as General Manager for several privately held entities. The Company believes that Mr. Ryan has the qualifications and skills to serve as a Director based upon his financial and business expertise; his experience as a director of other companies, both public and private; and his more than 40 years of Company and industry knowledge.

Richard A. Southworth is a graduate of Gannon University in Mechanical Engineering and Mathematics. He joined the Company in 1991 as Vice President and General Manager. Prior to joining the Company, Mr. Southworth held executive positions with National Water Specialties, Philips Components, Murata Electronics North America, and Erie Technological Products. In 1997, Mr. Southworth was named President and Chief Executive Officer, and in 1998 was first elected as a Director of Spectrum. The Company believes that Mr. Southworth has the qualifications and skills to serve as a Director based upon his technology and business expertise; his more than 40 years experience in the industry; and his more than 20 years experience in executive and managerial positions with the Company.

James F. Toohey is a graduate of Gannon University and Dickinson School of Law and is a practicing member of the Erie County Bar Association. He is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc., general counsel to the Company, and has been a Director and Secretary of the Company since its organization. The Company believes that Mr. Toohey’s legal and business expertise, including more than 40 years experience acting as an advisor to the Company, give him the qualifications and skills to serve as a Director.

During the past five years, the following Directors have served as a director for other public companies or registered investment companies, as indicated below:

Name	Public Company or Registered Investment Company
Bernard C. Bailey	Visage Technologies, Inc. (NASDAQ: VISG; changed name to L-1 Identity Solutions, NYSE: ID) Point Blank Solutions, Inc. (NASDAQ: PBSO.PK)

George J. Behringer	America First Apartment Investors, Inc. (a registered real estate investment trust; acquired by Sentinel Real Estate Corp. in 2007)

Gerald A. Ryan	Rent-Way, Inc. (NYSE: RWY; acquired by Rent-A-Center, Inc. in 2006)

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its shareholders.

Currently, Mr. Ryan serves as the Chairman of the Board and Mr. Southworth serves as a Director and Chief Executive Officer. The Board of Directors believes this is the most appropriate structure for the Company at this time because it makes the best use of Mr. Ryan’s skills and experience, including the following: (1) over 40 years as a Director of the Company; (2) prior experience as a Director and Chairman of the Board of a public company; and (3) diversified financial and business expertise.

Shareholder Communications

Security holders wishing to communicate with the Board of Directors should send their written comments, questions, or other communications to the Company’s corporate offices (8031 Avonia Road, Fairview, PA 16415), addressed to any individual Director of the Company.

Compensation of Directors

Directors who are not full-time employees of the Company are compensated for Director services as authorized and approved by the full Board of Directors. During the fiscal year ended November 30, 2010, the Directors received annual compensation, paid monthly, as follows:

Board of Directors Annual Retainer	$18,000
Board Chairman Annual Retainer	10,000
Committee Chairman Annual Retainer
Audit	10,000
Compensation	6,000
Nominating and Corporate Governance	5,000
Attendance at each Board Meeting (1)	1,250
Attendance at each Committee Meeting (2)	1,000
Secretary Annual Fee	3,000

(1) $625 if attended via telephone (2) $500 if attended via telephone

Director Compensation Table. The following table shows the compensation paid to each Director for his services to the Board and its committees in fiscal year 2010. Inapplicable column headings have been omitted.

Director Compensation for Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)

Bernard C. Bailey	41,375	38,460	79,835

George J. Behringer	40,375	38,460	78,835

J. Thomas Gruenwald	56,375	38,460	94,835

Charles S. Mahan, Jr.	32,445	38,460	70,905

Gerald A. Ryan	59,875	38,460	98,335

James F. Toohey	49,875	38,460	88,335

(1)    Includes all fees earned or paid in cash for services as a Director, including annual retainer fees, board and committee meeting fees, committee chairman fees, ad hoc committee fees, and secretary fees.

(2)    The amounts in this column reflect the grant date fair value of stock options, determined pursuant to FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”; formerly FASB No. 123, revised, “Share-Based Payment”). Assumptions used in the calculations of these amounts are included in Note 1 to the Company’s audited financial statements for the fiscal year ended November 30, 2010 included in the Company’s Annual Report on Form 10-K. These amounts reflect the aggregate accounting expense for these options, over their four year vesting period, computed in accordance with ASC Topic 718, and do not correspond to the actual value that may be recognized by the named director.

(3)    Mr. Southworth and Mr. Freeman are not included in this table because as officers of the Company, they do not receive any compensation for their service as a Director. Compensation amounts received by these individuals as officers of the Company are shown in the Summary Compensation Table included elsewhere herein.

(4)    At November 30, 2010, the aggregate number of shares underlying outstanding option awards for each of the above directors amounted to: 30,000 each for Mr. Bailey, Mr. Behringer, Mr. Gruenwald, Mr. Ryan, and Mr. Toohey; and 18,000 for Mr. Mahan.

Securities Ownership

The following table sets forth, as of February 18, 2011, the securities beneficially owned by: (i) all persons known to the Company to be the beneficial owners of more than 5% of the Company’s Common Stock, (ii) each Director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all Officers and Directors of the Company as a group. Except as otherwise indicated, all Shareholders listed below have record and beneficial ownership of, and sole voting and dispositive power over, the securities listed.

Beneficial Owner	Shares of Common Stock Owned	Common Stock Options Owned (1)	Total Beneficial Ownership of Common Stock Outstanding (1)	Approximate Percentage of Common Stock Outstanding (1)

RBC Global Asset Management (US) (2)	1,118,475	-	1,118,475	8.43%

Dimensional Fund Advisors LP (3)	986,386	-	986,386	7.44%

Bernard C. Bailey	6,000	12,000	18,000	0.13%

George J. Behringer	10,000	12,000	22,000	0.17%

John P. Freeman (4)	83,820	11,167	94,987	0.72%

J. Thomas Gruenwald	59,206	12,000	71,206	0.54%

Lawrence G. Howanitz (4) (5)	8,160	12,000	20,160	0.15%

Charles S. Mahan, Jr.	500	4,000	4,500	0.03%

Robert J. McKenna (4)	78,392	12,000	90,392	0.68%

Gerald A. Ryan (6)	46,740	12,000	58,740	0.44%

Richard A. Southworth (4) (7)	165,882	26,665	192,547	1.45%

James F. Toohey (8)	203,815	12,000	215,815	1.63%

Brian F. Ward (4)	7,981	12,000	19,981	0.15%

All Officers and Directors as a Group ( 11 persons )	670,496	137,832	808,328	6.09%

(1)	Includes only Common Stock Options exercisable within sixty days of the date of this Proxy Statement, which securities are deemed for purposes of the Securities Act of 1933 to be owned beneficially ( but not of record ) by their respective holders. The shares underlying these securities are deemed to be outstanding for purposes of determining the percent of class with respect to each Holder and all Directors and Officers as a group.

(2)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by RBC Global Asset Management (US), Inc., 330 West 9th Street, Kansas City, Missouri, 64105.

(3)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(4)	Includes the following shares held in the Company’s 401(k) Profit Sharing Plan for the benefit of the named individual: 12,604 shares for Mr. Freeman; 7,760 shares for Mr. Howanitz; 3,657 shares for Mr. McKenna; 11,245 shares for Mr. Southworth; and 7,981 shares for Mr. Ward.

(5)	Includes 400 shares of Common Stock held by Mr. Howanitz’s spouse and child.

(6)	Includes 33,006 shares of Common Stock held in Individual Retirement Accounts for the benefit of Mr. Ryan and his spouse and 2,500 shares owned by the Ryan Children’s Trust of 1993, of which Mr. Ryan is sole trustee.

(7)	Includes 2,400 shares of Common Stock held by Mr. Southworth’s grandchildren.

(8)	Mr. Toohey is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey and Kroto, Inc. which holds 169,885 shares of Common Stock in its Profit Sharing Plan. All of these shares are included in the table above for Mr. Toohey.

The Company’s policy governing transactions in its securities by Directors and Officers permits such persons to enter into trading plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Although the Company is not currently aware that any such plans have been adopted, Directors and Officers may establish trading plans in the future. The Company undertakes no obligation to update or revise the information provided herein, including the establishment of a trading plan, except to the extent required by law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted a policy concerning transactions with related persons. The policy requires the review, approval and monitoring of transactions involving the Company and our Directors, executive officers or their immediate family members to determine whether such persons have a direct or indirect material interest. These transactions are reported to and reviewed by the Audit Committee of the Company who will report to the full members or non-management members of the Board, as appropriate. Following this review, the Board determines whether any such transaction is in the best interests of the Company and the Shareholders by considering whether the terms are no less favorable than those available with unrelated third parties and the related person’s interest in the transaction. As required under the SEC’s rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc. performed legal services for the Company during the 2010 fiscal year. This law firm is expected to continue to perform such services during the current fiscal year. James F. Toohey, a Director of the Company, is a partner in this law firm. The Company’s total payments to the law firm, for services rendered and related disbursements, totaled $18,264 in fiscal year 2010.

EXECUTIVE COMPENSATION

Introduction

The SEC has adopted executive compensation disclosure rules which require the following Compensation Discussion and Analysis (“CD&A”) section to provide details regarding the Company’s executive compensation policy, the material elements of the total compensation paid to the Company’s executive officers under such policy, and an explanation of how the Company determines the amount paid under each element of compensation.

In addition to the CD&A, the SEC executive compensation regulations require certain disclosure tables. The disclosure tables following the CD&A set forth the various elements of compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers of the Company. These five individuals are referred to under the SEC’s disclosure rules, and throughout the CD&A, as the “named executive officers”. The named executive officers for fiscal 2010 are: Richard A. Southworth, President and Chief Executive Officer; John P. Freeman, Senior Vice President and Chief Financial Officer; Lawrence G. Howanitz, Senior Vice President, Advanced Specialty Products; Brian F. Ward, Senior Vice President, Sensors and Controls; and Robert J. McKenna, Senior Vice President, New Business and Resource Development. The term “certain key employees” relates to the Company’s 23 management and technical personnel, including the named executive officers, who currently participate in the Company’s non-equity incentive bonus plan (the “At-Risk Compensation Plan”). The tables following the Summary Compensation Table provide additional information about the elements of compensation presented in the Summary Compensation Table.

The Role of the Compensation Committee

The Compensation Committee of the Board of Directors is principally responsible for reviewing and administering the Company’s compensation policies and practices regarding the executive officers. The Committee is composed of four members, all of whom are (i) “independent directors,” as the term is defined in the listing standards of the NASDAQ Stock Market, (ii) qualified as a “non-employee director,” as defined under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) qualified as an “outside director” under Section 162(m) of the Internal Revenue Code. Pursuant to the terms of the Committee’s written charter, which has been approved by the Board and is reviewed annually to ensure that it properly reflects the Committee’s responsibilities, the Compensation Committee has the authority to establish the evaluation process and compensation structure for the Company’s executive officers.

The Committee is supported by the Company’s accounting, finance, and human resource groups. These groups provide corporate financial information to the Committee, as well as assist the Committee in collecting and updating compensation information from the Company’s peer group and other published sources. The Committee uses this data to analyze the total compensation earned by the Company’s executive officers, review current trends in the area of executive compensation, consider ways to strengthen the Company’s compensation philosophy to align executive officer pay to the Company’s performance, and to improve the competitiveness of executive compensation.

The Compensation Committee does not delegate its duties to any other person; however, it does work with senior management to structure the executive officers’ performance goals. After extensive review and consideration, the Committee presents its compensation recommendations to the Board for its review and approval.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future performance targets and goals for the Company’s executive officers. These targets and goals are disclosed in the limited context of the Company’s compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to any other context.

Philosophy and Objectives of the Compensation Program

The Compensation Committee continues to strive to develop, refine and implement an executive compensation program that rewards executive officers when the Company achieves its financial and strategic goals. The ultimate objective of the Company’s compensation program is to motivate the Company’s executive officers to achieve financial goals that increase the shareholders’ long-term value. The compensation philosophy encourages executives to make decisions geared toward the long-term success of the Company. Therefore, by design, compensation paid to the executive officers is partially performance based. Although individual performance is viewed as being important, overall Company performance goals must be achieved before any executive officer is eligible to receive an annual incentive bonus. Although the Compensation Committee intends for executive compensation to be driven by performance, it recognizes that salaries must stay competitive with comparable technology-based, electronics manufacturing companies in order to attract, retain and motivate highly qualified executives. It is this mix of interests that drives the compensation structure outlined below.

Policies and Procedures

To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.

Comparisons to Peer Group. The Company reviews and utilizes compensation information from peer group companies. The Company’s peer group (as determined by the Compensation Committee and approved by the Board of Directors) consists of numerous public companies, including the following manufacturers of electronic components and systems: Anaren, Inc.; Applied Signal Technology, Inc.; CPI International, Inc.; KVH Industries, Inc.; Symmetricom, Inc.; CalAmp Corp.; DIGI International, Inc.; Zhone Technologies, Inc.; Globecomm Systems, Inc.; Numerex, Inc.; and EMS Technologies, Inc. Currently, the Company primarily relies upon this peer group database to determine appropriate levels and types of compensation. To provide additional assurance that the Company’s peer group is yielding reasonable and representative benchmarks, the Compensation Committee periodically reviews data of an additional group of public companies, which include the following: Endwave Corporation; Frequency Electronics, Inc.; Herley Industries, Inc.; Micronetics, Inc.; OSI Systems, Inc.; Skyworks Solutions, Inc.; Vicor Corporation; and Viasat, Inc. In recent years, the Company has not deemed it necessary to supplement this database with the information and services of a compensation consultant. The engagement of an independent outside compensation consultant, however, is periodically considered and may occur in the future, when deemed necessary or appropriate. The Company believes that its executive compensation practices are consistent with the compensation philosophy of providing competitive overall compensation, including appropriate incentive-based components.

Role of Executive Officers in the Compensation Process. In establishing, reviewing, and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers, the Compensation Committee considers the recommendations of the Company’s President and Chief Executive Officer, Richard A. Southworth. Mr. Southworth reviews the performance and compensation of each executive officer, the Company’s financial results versus established goals for the fiscal year just completed, and the officer’s goals and objectives as previously identified in the Company’s planning process. Mr. Southworth then makes recommendations to the Committee regarding the upcoming years’ financial objectives, base salary adjustments, cash incentive bonus opportunities, and stock option grants based on the executive officer’s performance and comparative analysis of similar positions in the peer group. The Committee, however, has complete discretion in approving or modifying any compensation for any executive officer. Mr. Southworth does not vote on any compensation matters considered by the Committee, but is viewed as an additional resource to discuss executive officer performance and compensation.

Compensation of the Named Executive Officers

The Company’s compensation program for all executive officers, including the named executives, includes the following elements:

•	Base Salary
•	Non-Equity Bonus Plans (Cash Awards)
•	Equity-Based Compensation (Stock Option Awards)
•	Benefits

The compensation program for executive officers is built around the philosophy of targeting market-median compensation with incentive components that reflect positive, as well as negative, Company and individual performance. It is not the Company’s practice to compensate any executive officer in excess of the limits contained in Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the amount of compensation paid to an employee in any one fiscal year that may be deducted by the Company for federal income tax purposes, unless the compensation is performance-based and the material terms of the applicable plan are disclosed to and approved by the Company’s Shareholders. The deduction limitation is currently $1 million. The Company’s Stock Option Plan of 1995, as amended, has received shareholder approval and, to the extent applicable, was prepared with the intention that the incentive compensation would qualify as performance-based compensation under Section 162(m).

Base Salary

The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual executive officer. Each year, the Company reviews base salaries and targets base salary compensation at or near the median base salaries of the companies included in the Company’s peer group. Unlike the Company’s non-equity annual bonus plans, current year base salaries are not at risk or directly impacted by the overall performance of the Company. However, other variable elements of total compensation are dependent on the determination of base salary, to the extent they are expressed as percentages of base salary (for example, the cash incentive under the Company’s At-Risk Compensation Plan is a percentage of the executive’s base salary). Generally, the Compensation Committee begins its compensation analysis for executives at its November committee meeting by reviewing compensation trends identified in its database. Several elements are considered in setting base salaries, including (i) the size, scope and complexity of the executive officer’s responsibilities; (ii) the relationship of the executive officer’s pay to the base salaries of other senior officers and other management employees of the Company; (iii) the individual’s performance; (iv) economic and market conditions; and (v) whether the base salary levels are competitive and comparable to compensation paid to executives employed by the Company’s peer group. The Committee also considers the historical performance of the Company and the contributions of each executive officer to those results when considering proposed adjustments to base salary. The salary levels for all executive officers and key employees are reviewed on an annual basis.

Based upon the Compensation Committee’s work, the Committee believes that Mr. Southworth’s fiscal year 2010 base salary of $445,630, as the Company’s President and Chief Executive Officer, is well supported by (i) the Company’s peer group compensation of chief executive officers, and (ii) the Company’s strategic accomplishments and financial performance during the period Mr. Southworth has served in this capacity, including long-term growth rates in revenue and profitability. In accordance with Mr. Southworth’s employment agreement, as more fully discussed elsewhere herein, Mr. Southworth’s base salary has been set at $470,000 for fiscal year 2011, an increase of 5.5% from fiscal 2010. Based upon the Committee’s review of his individual performance in 2010, and recent base salary trends as reflected in the Company’s peer group, the Committee believes that this increase is well supported.

In January 2011, base salary increases for fiscal 2011 were also approved for Messrs. Freeman, Howanitz, Ward, and McKenna based on the evaluation of the following factors: (i) peer group wage data, (ii) realization of the Company’s strategic accomplishments during fiscal year 2010, which included increasing revenues by 24% and profitability by 50% compared to fiscal year 2009, (iii) satisfaction of individual performance goals, and (iv) the named executive officer’s responsibilities and duties. Messrs. Freeman, Howanitz, Ward and McKenna received base salary increases in the range of 2.5% to 4.0%, (or $9,000; $8,000; $6,000; and $9,300, respectively) based on the Committee’s evaluation.

Please see the Summary Compensation Table presented in this Proxy Statement and the related narrative disclosures for more information regarding the base salaries of the named executive officers.

Non-Equity Annual Bonus Plans

In order to more closely align the compensation of executive officers and other key employees to the Company’s performance, a non-equity annual bonus plan (the Company’s At-Risk Compensation Plan also referred to herein as the “Bonus Plan”) is maintained in which 23 employees or approximately 1.4% of the Company’s employees participated in fiscal 2010. Bonus Plan award opportunities, expressed as a percentage of salary, are established for each participant. The Committee strives to set the respective Bonus Plan opportunities to be consistent with opportunities for comparable positions in the Company’s peer group. The Bonus Plan is designed to provide a meaningful incentive to reward executive officers and other key employees for their contribution toward the Company’s growth and profitability for a fiscal year. Eligibility in the Bonus Plan is limited to key members of management and technical personnel who, because of their position, have the ability to impact the growth, profitability and overall success of the Company, as well as have the responsibility for succession planning and employee development. Bonus Plan opportunities for participants range from 20% to 75% of base salary (the “target” amount). In the case of truly exceptional performance or circumstances, the participants may earn an increased percentage of their salary, up to a designated maximum percentage set forth in the Bonus Plan ( the “maximum” amount; not to exceed 100% of base salary).

In fiscal year 2010, the 23 participants in the Bonus Plan were paid a total of $1,116,206, of which $556,679 was paid to the named executive officers. Total Bonus Plan payments for fiscal year 2010 represented approximately 5% of the Company’s pretax operating income. The executive officers of the Company select the Bonus Plan participants on an annual basis. All Bonus Plan payments are subject to approval of the Committee and the Board of Directors.

Under the Bonus Plan in effect for the fiscal year 2010, achievement of individual business segment performance criteria (the achievement of revenue growth and contribution margin as a percentage of sales) and overall Company performance (a weighted average of the individual business segment performance) entitled the named officers to receive cash Bonus Plan payments.

The specific financial targets and the results achieved in fiscal year 2010 for the named executive officers were as follows:

	Target	Results Achieved
Annual revenue growth, by business segment:

Advanced specialty products	10.0%	21.8%
Microwave components and systems	10.0%	7.9%
Power management systems	10.0%	17.5%
Sensors and controls	10.0%	2.5%

Business segment contribution margin, as a percentage of sales:

Advanced specialty products	20.0%	18.9%
Microwave components and systems	20.0%	16.5%
Power management systems	20.0%	29.7%
Sensors and controls	20.0%	15.8%

The Company’s President and Chief Executive Officer Bonus Plan opportunity for fiscal year 2010 was set by the Committee at 75% of his base salary, based upon achievement of the above referenced financial targets for overall Company performance (the weighted average performance of all four of the Company’s business segments; herein referred to as the “Consolidated Performance Targets”). In accordance with a predetermined matrix incorporated into the 2010 Bonus Plan, amounts greater or less than 75% of base salary could be earned based upon the actual results achieved. As a result, Mr. Southworth’s Bonus Plan payment for fiscal 2010 was determined to be $271,054 or 60.8% of his base salary. The fiscal year 2010 Bonus Plan opportunities for Messrs. Freeman and McKenna were similarly set by the Committee, with 45% of their respective base salaries available upon achieving the above noted Consolidated Performance Targets. Based upon the Company’s actual financial results in fiscal 2010, Mr. Freeman earned a Bonus Plan payment of $87,223 or 36.5% of his individual base salary, and Mr. McKenna earned a Bonus Plan payment of $85,033, or 36.5% of his individual base salary.

The Company’s Senior Vice President of Advanced Specialty Products, Mr. Howanitz, had a Bonus Plan opportunity of 30% of his base salary in fiscal 2010. Sixty percent of Mr. Howanitz’s Bonus Plan opportunity was based upon the Company’s Advanced Specialty Products business segment achieving the above noted targets, with the remaining forty percent based upon achieving the above referenced Consolidated Performance Targets. Under the predetermined matrix included in the 2010 Bonus Plan, amounts greater or less than 30% of Mr. Howanitz’s base salary could be earned based upon the actual business segment and consolidated results achieved. Accordingly, Mr. Howanitz earned a Bonus Plan payment of $86,351 or 36.3% of base salary in 2010.

Mr. Ward, Senior Vice President of Sensors and Controls, also had a Bonus Plan opportunity of 30% of his base salary in fiscal 2010. Sixty percent of Mr. Ward’s Bonus Plan payment was based upon the Company’s Sensors and Controls business segment achieving the above noted targets, with the remaining forty percent based on the above Consolidated Performance Targets. Similarly, as discussed above, amounts greater or less than 30% of Mr. Ward’s base salary could be earned based on actual performance. In accordance with these provisions, Mr. Ward earned a Bonus Plan payment in fiscal 2010 of $27,018 or 11.4% of his base salary.

The dollar amounts of each award paid to the named executive officers are set forth under the column entitled “Bonus” of the Summary Compensation Table.

Bonus Plan for Fiscal 2011

In January 2011, the Compensation Committee adopted the Bonus Plan for fiscal 2011. The 2011 plan retains all of the same provisions of the preceding year plan, including the Bonus Plan opportunity percentages for each participant, the Company and business segment financial targets, and the predetermined matrix for financial performance.

Equity-Based Compensation

The Committee believes that the interests of the shareholders are best served when a portion of executive officers’ compensation is comprised of equity-based, long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s Common Stock. The granting of equity-based compensation aligns the interests of key employees, including the named executive officers, with those of the shareholders. The Compensation Committee intends to make annual grants of equity-based awards (in the form of stock options) to the named executive officers and other key employees in such amounts as may be required to accomplish the objectives of the Company’s compensation program. Under the Committee’s current procedures, the annual stock option awards are generally made by June 1st of each year. Such stock options will be priced at not less than the market price of the Company’s Common Stock on the date of the grant, will become exercisable at varying dates, and will generally expire five years from the date of grant. All stock options will be issued pursuant to the Company’s Stock Option Plan of 1995, as amended, which has been approved by the shareholders.

For fiscal year 2010, the Compensation Committee considered various factors in determining the number of stock options granted to the named executive officers, including the following: (i) equity-based awards for comparable peer group executives, (ii) the named executive officer’s contributions toward the financial success of the Company, including their respective roles in the Company’s merger and acquisition program and (iii) the resulting compensation expense to be recognized under current generally accepted accounting principles. Based on these factors, as well as other considerations, the Compensation Committee granted the following stock options to the named executive officers on June 1, 2010: options for 40,000 shares to Mr. Southworth; options for 10,200 shares each to Messrs. Freeman, Howanitz, and McKenna; and options for 6,300 shares to Mr. Ward. All of these options ( the “Base Awards” ) have an exercise price of $12.72 per share, are exercisable at varying dates, and will expire on June 1, 2015. In addition to these Base Awards, certain performance-based stock options were also granted on June 1, 2010, at an exercise price of $12.72 per share ( the “ Performance-Based Awards” ). Vesting of the Performance-Based Awards is contingent upon the Company achieving certain levels of future sales growth and profitability, with all unexercised options expiring on June 1, 2015. In connection with these Performance-Based Awards, Messrs. Freeman, Howanitz, and McKenna were each granted options for 9,800 shares; and Mr. Ward was granted options for 8,700 shares.

Retirement and Other Benefits

The Company has a savings plan, available to substantially all U.S. employees, which permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to 2.5% of compensation and may,at its discretion, make additional contributions to the plan. In addition, substantially all employees are eligible to receive health and paid time-off benefits which are designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. Health and paid time-off benefits help ensure that the Company has a productive and focused workforce, while the Company’s 401(k) savings plan enables employees to plan and save for retirement.

Please see the Summary Compensation Table presented in this Proxy Statement for more information on the 401(k) savings plan benefits provided to the named executive officers.

Perquisites

Although perquisites are not a key element of the Company’s compensation program, the named executive officers, along with virtually all of the Company’s full-time U.S. employees, are provided a limited number of perquisites. These Company provided perquisites consist of the following: each executive officer and key employee, including the named executive officers, participate in group health, dental, life and other welfare benefit plans on the same terms and conditions that apply to other employees of the Company.

Employment Agreement

The Company has entered into an employment and consulting agreement with Mr. Southworth (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Southworth shall be employed by the Company through the period ending November 30, 2011 (the “Employment Term”). The Employment Term may terminate early upon the occurrence of any of the following events: (i) immediately upon the retirement or death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause (as defined in the Employment Agreement); or (iii) immediately upon the occurrence of Mr. Southworth’s permanent disability. In the event Mr. Southworth is President of the Company on December 1, 2011, the Company agrees to retain Mr. Southworth as a consultant. The term of the consulting agreement will commence on December 1, 2011 and continue for a period of six years ending November 30, 2017 (the “Consulting Term”). The Consulting Term may terminate early upon the occurrence of any of the following events: (i) immediately upon the death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause; (iii) immediately upon the occurrence of Mr. Southworth’s permanent disability; or (iv) delivery of 30 days written notice from the Company or Mr. Southworth. The Board of Directors and Mr. Southworth are currently discussing a possible extension of the Employment Term.

The Employment Agreement is more fully described on page 22 herein. The Company does not have employment agreements with any other executive officer.

Change in Control Agreements

The Company has entered into Change in Control Agreements with certain Company executives, including each of the named executive officers other than Mr. Southworth. Pursuant to these agreements, the executives will each receive, if terminated within 12 months of a change in control of the Company, a lump sum severance allowance within 30 days of such termination in an amount equal to their annual base salary.

The Change in Control Agreements are more fully described on pages 21 and 22 herein.

The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management. In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan. The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

COMPENSATION COMMITTEE REPORT

After developing this CD&A, the Compensation Committee reviewed and discussed it with management. Based upon its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement, and the Board of Directors accepted and approved the Committee’s recommendation.

Compensation Committee Members:

J. Thomas Gruenwald (Chairman)
Bernard C. Bailey
Gerald A. Ryan
James F. Toohey

Summary Compensation Table. The following table shows the compensation paid to the Chief Executive Officer, Chief Financial Officer, and each of the next three most highly compensated executive officers of the Company who served as executive officers at the end of the 2010 fiscal year, for services rendered to the Company and its subsidiaries during fiscal year 2010. The table also includes amounts relating to the fiscal years 2009 and 2008. Inapplicable column headings have been omitted.

Summary Compensation Table for Fiscal Years 2010, 2009, and 2008

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

Richard A. Southworth	2010	445,630	271,054	233,200	8,088	957,972
President,	2009	424,410	218,041	96,400	8,250	747,101
Chief Executive Officer	2008	404,200	69,500	65,400	7,750	546,850

John P. Freeman	2010	239,000	87,223	59,466	6,434	392,123
Senior Vice President,	2009	233,000	71,822	50,610	5,827	361,259
Chief Financial Officer	2008	223,700	25,000	40,875	5,694	295,269

Lawrence G. Howanitz	2010	238,000	86,351	59,466	5,718	389,535
Senior Vice President,	2009	232,000	19,070	50,610	5,766	307,446
Advanced Specialty Products	2008	223,700	16,845	24,525	5,694	270,764

Brian F. Ward	2010	238,000	27,018	36,729	6,408	308,155
Senior Vice President,	2009	232,000	31,557	50,610	5,801	319,968
Sensors and Controls	2008	222,800	27,003	24,525	5,289	279,617

Robert J. McKenna	2010	233,000	85,033	59,466	3,624	381,123
Senior Vice President,	2009	226,000	69,665	50,610	5,185	351,460
New Business and Resource	2008	215,500	25,000	24,525	5,076	270,101
Development

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code.

(2)	Under the Company’s At-Risk Compensation Plan, the named executive officers are entitled to an incentive bonus based upon individual and consolidated business segment performance measured against pre-established targeted goals. The amounts included in this column reflect actual amounts earned by the named executive officers during the applicable fiscal year. The maximum and target bonus opportunities in fiscal year 2010 are set forth in the Grants of Plan-Based Awards table included elsewhere herein.

(3)	The amounts in this column reflect the grant date fair value of stock options, determined pursuant to FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”; formerly FASB No. 123, revised, “Share-Based Payment”). Assumptions used in the calculations of these amounts are included in Note 1 to the Company’s audited financial statements for the fiscal year ended November 30, 2010 included in the Company’s Annual Report on Form 10-K. These amounts reflect the aggregate accounting expense for these options over their four year vesting period, computed in accordance with ASC Topic 718, and do not correspond to the actual value that may be recognized by the named director.

(4)	Matching contributions made by the Company to the Spectrum Control, Inc. 401(k) Profit Sharing Plan on behalf of the named executive officers.

Grants of Plan-Based Awards. The following table provides additional information about stock and option awards, and non-equity incentive plan awards, granted to the named executive officers during the fiscal year ended November 30, 2010. All non-equity plan awards were made under the Company’s At-Risk Compensation Plan. Inapplicable column headings have been omitted.

Grants of Plan-Based Awards for Fiscal Year 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities	Per Share Exercise Price of Option Awards ($)
Name	Grant Date	Threshold (1)	Target (2)	Maximum (3)	Underlying Options (#)

Richard A. Southworth	06/01/10	-	334,223	445,630	40,000	12.72

John P. Freeman	06/01/10	-	107,550	161,325	20,000	12.72

Lawrence G. Howanitz	06/01/10	-	71,400	107,100	20,000	12.72

Brian F. Ward	06/01/10	-	71,400	107,100	15,000	12.72

Robert J. McKenna	06/01/10	-	104,850	157,275	20,000	12.72

(1)	The Company’s At-Risk Compensation Plan (the “Plan”) does not provide for any minimum or threshold amount payable.

(2)	Under the Plan, each named executive officer has a “target” bonus opportunity in an amount equal to a specified percentage of his salary, based upon the Company and applicable business segments achieving designated levels of revenue growth and pretax profits.

(3)	Based upon the Company and its business segments achieving truly exceptional financial performance, the named executive officers may earn an increased percentage of their salary, up to a designated maximum percentage set forth in the Plan.

Outstanding Equity Awards at Fiscal Year End. The following table summarizes, for each of the named executive officers, all equity awards outstanding as of November 30, 2010. Inapplicable column headings have been omitted.

Outstanding Equity Awards at November 30, 2010

	Option Awards

	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date

Name	Exercisable	Unexercisable (1)

Richard A. Southworth	6,666	13,334	9.30	12/03/12
	-	40,000	5.75	01/07/14
	-	40,000	12.72	06/01/15

John P. Freeman	-	8,334	9.30	12/03/12
	-	21,000	5.75	01/07/14
	-	20,000	12.72	06/01/15

Lawrence G. Howanitz	2,500	5,000	9.30	12/03/12
	-	21,000	5.75	01/07/14
	-	20,000	12.72	06/01/15

Brian F. Ward	2,500	5,000	9.30	12/03/12
	-	21,000	5.75	01/07/14
	-	15,000	12.72	06/01/15

Robert J. McKenna	2,500	5,000	9.30	12/03/12
	-	21,000	5.75	01/07/14
	-	20,000	12.72	06/01/15

(1)	Under the Company’s stock option plans, option prices are not less than the market price of the Company’s Common Stock on the date of the grant, and all unexercised options expire five years from the date of grant. Most options become exercisable ratably over a three year period ( the “Base Awards” ), while the exercisability of certain options is contingent on the Company achieving specified levels of future sales growth and profitability ( the “Performance-Based Awards” ).

Option Exercises and Stock Vested. The following table provides additional information about the value realized by the named executive officers on option awards exercised during the fiscal year ended November 30, 2010. Inapplicable column headings have been omitted.

Option Exercises and Stock Vested for Fiscal Year 2010

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)

Richard A. Southworth	90,000	570,100

John P. Freeman	14,166	110,646

Lawrence G. Howanitz	30,000	277,200

Brian F. Ward	10,000	98,200

Robert J. McKenna	45,000	291,600

(1)	The value realized equals the fair market value of the shares acquired, on the date of exercise, less the exercise price.

Potential Payments on Termination or Change in Control

The Company has entered into Change in Control Agreements with each of the named executive officers, excluding Mr. Southworth who has entered into a separate Employment Agreement (the “Agreements”). The following table describes the potential payments and benefits to which the named executive officers would be entitled upon termination of employment, pursuant to the Agreements, assuming a November 30, 2010 termination date. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to employees generally upon termination of employment. These nondiscriminatory benefits include earned but unpaid vacation benefits, and distribution of participant balances under the Company’s 401(k) Plan.

	Expected Change in Control Payment ($)(1)	Continuation of Medical Benefits ($)(2)	Total Termination Benefits ($)(3)

Richard A. Southworth	716,684	6,204	722,888

John P. Freeman	239,000	6,204	245,204

Lawrence G. Howanitz	238,000	6,204	244,204

Brian F. Ward	238,000	6,204	244,204

Robert J. McKenna	233,000	6,204	239,204

(1)	The amounts set forth in this column reflect 12 months of the named executive officer’s base salary, except for Mr. Southworth whose amounts also include the Bonus Plan payment earned for the immediately preceding fiscal year.

(2)	Under the Agreements, the Company would maintain coverage of the named executive officer (under all applicable medical and health insurance plans, life insurance plans, and accidental death and dismemberment insurance plans) for a period of 12 months following the employment termination date. The amounts in this column represent the Company’s current estimated cost to provide such benefits.

(3)	In the event the named executive officer is terminated within 12 months of a change in control (as that term is defined in the Agreements), the executive shall receive the payments set forth above. If any payments or benefits received or to be received by the executive under the Agreements is to be subject to the tax ( the “Excise Tax” ) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended ( the “Code” ) then, after taking into account any reduction in the payments provided by reason of Section 280G of the Code in any other plan or arrangement, the amount of payments under the Agreements will be reduced, to the extent necessary, so that no portion of payments is subject to the Excise Tax.

Each key employee covered by the Agreements (“the Executive”) shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge. After termination of the Executive’s employment with the Company, the Executive shall not, without prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that the Executive is a party to any other agreement relating to non-competition, confidential information, inventions or similar matters with the Company, the Executive shall continue to comply with the provisions of such agreements.

The Company has entered into an employment and consulting agreement with Mr. Southworth (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Southworth shall be employed by the Company through the period ending November 30, 2011 (the “Employment Term”). The Employment Term may terminate upon the occurrence of any of the following events: (i) immediately upon the retirement or death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause (as defined in the Employment Agreement); or (iii) immediately upon the occurrence of Mr. Southworth’s permanent disability. Except as discussed below, if the employment of Mr. Southworth is terminated, other than termination for Just Cause, Mr. Southworth shall be entitled to severance equal to 12 months of his then-current salary, and a payment for the amount he received under the Bonus Plan for the immediately preceding fiscal year. The severance payment and the Bonus Plan payment will be made in 12 equal monthly installments. If termination of the Employment Term is due to permanent disability, Mr. Southworth shall be paid his base salary for a period of 12 months after the final determination of his permanent disability. If termination of the Employment Term is due to the death of Mr. Southworth, his estate or legal representative shall be paid Mr. Southworth’s base salary through the date of death. If Mr. Southworth should retire or leave employment for any reason other than those stated above, at any time during the Employment Term, then his compensation shall cease as of the date of retirement or separation of employment.

In the event Mr. Southworth is President of the Company on November 30, 2011, the Company agrees to retain Mr. Southworth as a consultant. The term of the consulting agreement will commence on December 1, 2011 and continue for a period of six years ending November 30, 2017 (the “Consulting Term”). The Consulting Term may terminate early upon the occurrence of any of the following events; (i) immediately upon the death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause; (iii) immediately upon the occurrence of Mr. Southworth’s permanent disability; (iv) or delivery of 30 days written notice from the Company or Mr. Southworth.

For Mr. Southworth’s consulting services, he will receive total annual compensation of $100,000. The Company will pay Mr. Southworth on a bi-weekly basis. In the event of termination of the consulting agreement prior to the expiration of a month in which consulting services are performed, the Company shall pay Mr. Southworth a pro rated amount for the portion of the month prior to the date of termination. In addition, Mr. Southworth will receive reasonable and customary medical benefits provided by the Company throughout the Consulting Term.

Compensation Polices and Practices As They Relate to the Company’s Risk Management

The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Gruenwald, Bailey, Ryan and Toohey. Other than Mr. Toohey, who serves as the Company’s Corporate Secretary, no member of the Compensation Committee was at any time during fiscal year 2010, or formerly, an officer or employee of the Company. None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity of which any member of the Spectrum Board is in any way affiliated.

Proposal 3: Approval of Amendment of the 1996 Non-Employee Directors’ Stock Option Plan

The 1996 Non-Employee Directors’ Stock Option Plan (the “Plan”) was amended by the Company’s Board of Directors in April 2010, subject to approval by the Company’s stockholders. The only change to the Plan is a decrease in the number of stock options (from 12,000 to 6,000) granted annually under the Plan to each non-employee Director. The Board of Directors feels such a reduction is appropriate, while still maintaining a reasonable and competitive overall compensation structure for its non-employee Directors.

The Board of Directors recommends that the stockholders vote “FOR” approval of the amendment of the Plan.

Proposal 4: Advisory Vote on Executive Compensation

In accordance with recent legislation, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2011 Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is non-binding. The Board and the Compensation Committee, which is comprised solely of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis”, our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation programs, with their balance of short-term incentives (with cash bonus awards based on actual Company performance) and long-term incentives (with stock options that vest over five years) reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the “Compensation Discussion and Analysis”, the accompanying compensation tables, and the related narrative disclosure contained herein.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and related narrative disclosure.

Proposal 5: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. Shareholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Shareholder Communications” in this Proxy Statement for information about communicating with the Board.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that you vote for the option of “every three years” for future advisory votes on executive compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and owners of more than 10% of the Common Stock to file reports of ownership of equity securities of the Company and to furnish copies of such reports to the Company. Based on a review of such reports, the Company believes that during the fiscal year ended November 30, 2010, all such filing requirements were met.

Appointment of the Company’s Independent Registered Public Accounting Firm for the Fiscal Year 2011

Upon recommendation of the Audit Committee, the Board of Directors has resolved to appoint Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2011, subject only to ratification by the Shareholders. Each share entitles its holder of record to one vote on ratification of the independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the ratification of the independent registered public accounting firm.

Audit Fees

Fees for audit services totaled $483,738 in 2010 and $434,722 in 2009, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and certain statutory audits required internationally.

Audit-Related Fees

No audit-related fees were incurred or paid in 2010 or 2009.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning totaled $88,100 in 2010 and $89,630 in 2009.

Other than the above, no other fees were paid by the Company to Ernst & Young LLP in 2010 or 2009.

Representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement, if they desire to do so, and such representatives will be available to respond to appropriate questions. All services of the independent registered public accounting firm were reviewed and approved by the Audit Committee prior to commencement. No relationship exists other than the normal business relationship between independent registered public accounting firm and client.

Report of the Audit Committee

The Audit Committee of the Board of Directors is responsible for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company, in addition to legal and regulatory compliance. The Committee is comprised of three Directors who, in the business judgment of the Board of Directors, are independent as defined by the Sarbanes-Oxley Act of 2002 and Rule 4200 of the NASDAQ Stock Market listing standards. The Board of Directors has determined that all of the Committee members are able to read and understand fundamental financial statements and that the Committee’s chairman, George J. Behringer, in the opinion of the Committee and the Board, has the requisite experience to be designated as an “audit committee financial expert” as that term is defined by the rules of the Securities and Exchange Commission. The Audit Committee’s responsibilities are fully described in its Charter. Each year, the Audit Committee conducts a review and reassesses the adequacy of the Committee’s Charter to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory initiatives.

The Audit Committee reports as follows:

Review of Audited Consolidated Financial Statements with Management

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended November 30, 2010 and Management’s Annual Report on Internal Control over Financial Reporting with the management of the Company. Management has the primary responsibility for the consolidated financial statements, and the Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles. The discussions with management included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. The Audit Committee also discussed with the Company’s senior management and independent registered public accounting firm the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002.

Review of Audited Consolidated Financial Statements and Other Matters with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Ernst & Young LLP the audited consolidated financial statements and those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Volume 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the review and approval, in advance, of all fees paid to the independent registered public accounting firm.

Throughout the year, the Audit Committee monitored matters related to the independence of Ernst & Young LLP. The Audit Committee obtained from Ernst & Young LLP a formal written statement describing all relationships between Ernst & Young LLP and the Company that might reasonably be thought to bear on its independence consistent with the applicable requirements of the Public Company Accounting Oversight Board. In concluding that the independent registered public accounting firm is independent, the Committee concluded, among other things, that the non-audit services provided by Ernst & Young LLP did not compromise its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Committee has adopted additional policies to ensure the independence of the independent registered public accounting firm, such as prior committee approval of all audit and non-audit services and rotation of the lead audit partner.

Recommendation that Financial Statements be Included in Annual Report

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and the report on internal controls related to the financial reporting of the Company be included in the Annual Report on Form 10-K for the fiscal year ended November 30, 2010.

Submitted by the Audit Committee:

George J. Behringer, Chairman

Bernard C. Bailey

Gerald A. Ryan

Shareholder Proposal Deadlines

You are advised that the deadline for submitting Shareholder proposals for inclusion in the 2012 Proxy Statement and consideration at the next annual meeting is November 4, 2011. The deadline for submission of shareholder proposals that are not intended to be included in the 2012 Proxy Statement is January 13, 2012. If a shareholder gives notice of such a proposal after the deadline, the Company’s proxy will confer discretionary voting authority on the proxy holders to vote against the shareholder proposal when and if the proposal is raised at the annual meeting.

General Matters

The Directors know of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment in such matters.

The cost of soliciting proxies will be borne by the Company. Regular employees of the Company may solicit proxies personally or by telephone. In addition to solicitation by mail and regular employees as aforesaid, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy soliciting material to their principals, and the Company may reimburse them for their expense in so doing.

You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke the proxy at any time before it is voted, and if you attend the meeting, as we hope you will, you may vote your shares in person. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement, along with the Annual Report of the Company for the year ended November 30, 2010, may be viewed online at http://www.SpectrumControl.com/Proxy.

Availability of Form 10-K

Upon request, the Company will provide without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010, as filed with the Securities and Exchange Commission. Written requests should be sent to: John P. Freeman, Senior Vice President and Chief Financial Officer, 8031 Avonia Road, Fairview, Pennsylvania 16415. Alternatively, the Company’s Form 10-K and other SEC filings are posted on the Company’s website at http://www.SpectrumControl.com.

/s/ James F. Toohey
JAMES F. TOOHEY, Secretary

Dated: March 4, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Spectrum Control, Inc.	INTERNET http://www.proxyvoting.com/spec Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼  FOLD AND DETACH HERE  ▼

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4 AND EVERY 3 YEARS ON PROPOSAL 5.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends that you vote FOR the following:				The Board of Directors recommends that you vote FOR the following:
	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐	3. Approval of the amendment to the Company’s 1996 Non-Employee Director’s Stock Option Plan	☐	☐	☐
01 GEORGE J. BEHRINGER 02 JOHN P. FREEMAN				The Board of Directors recommends that you vote FOR the following:
					FOR	AGAINST	ABSTAIN
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				4. Approval, on an advisory basis, of executive compensation	☐	☐	☐
*Exceptions				The Board of Directors recommends you vote a “3 Years” frequency:
The Board of Directors recommends that you vote FOR the following:				3 years	2 years	1 year	Abstain
	FOR	AGAINST	ABSTAIN	5. An advisory vote on the frequency of holding an advisory vote on executive compensation ☐	☐	☐	☐
2. Ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year 2011	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

You can now access your Spectrum Control, Inc. account online.

Access your Spectrum Control, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Spectrum Control, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders: The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.SpectrumControl.com/Proxy

▼ FOLD AND DETACH HERE ▼

SPECTRUM CONTROL, INC. – PROXY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James F. Toohey as the Proxy of the undersigned, with full power of substitution, to vote all of the undersigned’s shares of Common Stock in Spectrum Control, Inc., at the Annual Meeting of Shareholders to be held on Monday, April 4, 2011, and at any adjournment thereof, for the transaction of such business as may come before the meeting and the following matters which are described in the Proxy Statement accompanying the Notice of said meeting.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

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